AMENDMENT NUMBER TWO TO THE

AMENDED AND RESTATED TRANSFER AGENCY AND SERVICE AGREEMENT

This AMENDMENT NUMBER TWO (this “Amendment”), dated November 27, 2024, amends that certain Amended and Restated Transfer Agency and Service Agreement (the “Agreement”), dated February 29, 2024, as may be amended from time to time, by and among The Hartford Mutual Funds, Inc., The Hartford Mutual Funds II, Inc., each a Maryland corporation, and Hartford Schroders Private Opportunities Fund, a Delaware statutory trust (each, a “Fund” and together, the “Funds”), each having its principal office and place of business at 690 Lee Road, Wayne, PA 19087, and Hartford Administrative Services Company (“HASCO”), a Minnesota corporation and a wholly owned subsidiary of Hartford Funds Management Group, Inc., a Delaware corporation, each of which has its principal office and place of business at 690 Lee Road, Wayne, PA 19087.

WHEREAS, the Board of Directors of The Hartford Mutual Funds II, Inc. approved to terminate the contractual expense limitation arrangement applicable to Hartford Schroders Emerging Markets Equity Fund’s Class A shares at its meeting held on November 11-13, 2024; and

WHEREAS, the Funds and HASCO desire to amend the Agreement to remove the contractual expense limitation arrangement applicable to Hartford Schroders Emerging Markets Equity Fund’s Class A shares;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Funds and HASCO agree as follows:

1.

Effective November 27, 2024, all references to Hartford Schroders Emerging Markets Equity Fund and its contractual expense limitation arrangement on Class A shares is hereby deleted from Table C-1 of Schedule C.

2.	All other terms of the Agreement shall remain in full force and effect.

3.	This Amendment may be executed by the parties hereto on any number of counterparts, and all of such counterparts taken together shall be deemed one and the same instrument.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

THE HARTFORD MUTUAL FUNDS, INC.

THE HARTFORD MUTUAL FUNDS II, INC.

HARTFORD SCHRODERS PRIVATE OPPORTUNITIES FUND

/s/ Thomas R. Phillips
Name:	Thomas R. Phillips
Title:	Secretary and Vice President

HARTFORD ADMINISTRATIVE SERVICES COMPANY

/s/ Gregory A. Frost
Name:	Gregory A. Frost
Title:	Chief Financial Officer